EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-258563 and 333-262790) on Form S-3 and in the registration statements (Nos. 333-91395, 333-127743, 333-197463, 333-214926, 333-214927, 333-219839, 333-227540, 333-231823, 333-232963, 333-254302, 333-265186, 333-268274, 333-274086, and 333-277604) on Form S-8 of our report dated May 22, 2024, with respect to the consolidated financial statements of LiveRamp Holdings, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
May 22, 2024